JASPERS + HALL, PC

CERTIFIED PUBLIC ACCOUNTANTS

7900 E Union Avenue, Suite 900

Denver, CO 80237

October 21, 2008

Tannya Irizarry

Genethera, Inc.

Via email

Dear Tannya:

Effective October 21, 2008, we are no longer registered with the PCAOB and therefore must resign as your auditor.

Sincerely,

Thomas M. Jaspers

Thomas M. Jaspers